Exhibit (A)(5)(B)

LIVERAMP COMMENCES TENDER OFFER TO PURCHASE

UP TO $500 MILLION OF ITS SHARES

SAN FRANCISCO, November 13, 2018–(BUSINESSWIRE)—LiveRamp (NYSE: RAMP), the identity platform powering exceptional experiences, today announced that it commenced a “modified Dutch auction” tender offer to purchase up to $500 million of shares of its common stock, or such lesser number of shares of its common stock as are properly tendered and not properly withdrawn, at a price not greater than $49.00 nor less than $44.50 per share of common stock, net to the seller in cash, less any applicable withholding taxes and without interest (the “Offer”). The Offer is made upon the terms and subject to the conditions described in the “Offer to Purchase” and in the related “Letter of Transmittal” that are being filed by LiveRamp with the Securities and Exchange Commission.

The closing price of LiveRamp’s common stock on the New York Stock Exchange on November 12, 2018, the last full trading day before the commencement of the Offer, was $45.89 per share. The Offer is scheduled to expire at 5:00 P.M., New York City time, on December 12, 2018, unless the Offer is extended. Tenders of shares must be made prior to the expiration of the Offer and may be withdrawn at any time prior to the expiration of the Offer.

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as the dealer managers for the Offer. Georgeson Inc. is serving as the information agent for the Offer. Computershare Trust Company, N.A. is acting as the depositary for the Offer.

LiveRamp’s board of directors has authorized the Offer. However, none of LiveRamp, any member of its board of directors, the dealer managers, the information agent or the depositary makes any recommendation to whether any stockholder should participate or refrain from participating in the Offer or as to the price or prices at which the stockholders may choose to tender their shares in the Offer. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which their shares should be tendered. In doing so, stockholders should consult their own financial and tax advisors and read carefully and evaluate the information in the Offer to Purchase and the Letter of Transmittal (as they may be amended or supplemented), including the reasons for the Offer.

About LiveRamp

LiveRamp provides the identity platform leveraged by brands and their partners to deliver innovative products and exceptional experiences. LiveRamp IdentityLink™ connects people, data, and devices across the digital and physical world, powering the people-based marketing revolution and allowing consumers to safely connect with the brands and products they love. For more information, visit www.LiveRamp.com.

Forward Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of

1995. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions. These statements are based on LiveRamp’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those expressed or implied by the statements herein. Additional information about the factors that may affect LiveRamp’s operations is set forth in LiveRamp’s current and periodic reports filed with the Securities and Exchange Commission, including LiveRamp’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A. RISK FACTORS” in LiveRamp’s Annual Report on Form 10-K for the year ended March 31, 2018, which was filed with the Securities and Exchange Commission on May 25, 2018 and the discussion under the caption “Item 1A. RISK FACTORS” in LiveRamp’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2018 and September 30, 2018, which were filed with the Securities and Exchange Commission on August 9, 2018 and November 1, 2018, respectively. The forward-looking statements in this communication are based on information available to LiveRamp as of the date hereof.

LiveRamp undertakes no obligation to update the information contained in this press release or any other forward-looking statement.

LiveRamp, LiveRamp, IdentityLink, Abilitec and all other LiveRamp marks contained herein are trademarks or service marks of LiveRamp, Inc. All other marks are the property of their respective owners.

For more information, contact:

Georgeson LLC

Toll Free: 888-613-9988

LiveRamp Investor Relations

Lauren Dillard

650-372-2242

Investor.Relations@LiveRamp.com